As filed with the Securities and Exchange Commission on December 23, 2013
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

NCI BUILDING SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	76-0127701 (I.R.S. Employer Identification No.)

10943 North Sam Houston Parkway West Houston, Texas 77064 (Addresses of Principal Executive Offices)	77064 (Zip Code)

NCI 401(k) PROFIT SHARING PLAN
(Full title of the plan)

Todd R. Moore
Executive Vice President and General Counsel
10943 North Sam Houston Parkway West
Houston, Texas 77064

(Name and address of agent for service)

(281) 897-7788
(Telephone number, including area code, of agent for service)

copies to:

J. Eric Johnson Locke Lord LLP 600 Travis Street, Suite 2800 Houston, Texas 77002 (713) 226-1200	Peter Talosig NCI Building Systems, Inc. 10943 N. Sam Houston Parkway W. Houston, Texas 77064 (281) 897-7762

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☑
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

Calculation of Registration Fee

Title of Securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee

Common Stock $0.01 par value per share (3)	2,400,000 shares	$17.74	$42,576,000	$5,483.79

(1)	The shares of Common Stock, $0.01 par value (“Common Stock”) of NCI Building Systems, Inc. being registered hereby consist of shares to be acquired by the trustee pursuant to the 401(k) Profit Sharing Plan for the accounts of employee participants.

(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended (the “Securities Act”), based upon the average of the high and low prices reported on the New York Stock Exchange on December 18, 2013 ($17.74).

(3)	Pursuant to Rule 416(a) under the Securities Act, this registration statement on Form S-8 shall be deemed to cover any additional shares of Common Stock of NCI Building Systems, Inc. that may be issued pursuant to stock splits, stock dividends or similar transactions. In addition, pursuant to Rule 416(c) under the Securities Act, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

The information called for in Part I of Form S-8 is not included in this registration statement on Form S-8 (“Registration Statement”) (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Explanatory Note

NCI Building Systems, Inc. (the “Company” or “NCI”) registered an aggregate of 1,100,000 shares of its Common Stock for purchase under the NCI 401(k) Profit Sharing Plan (the “Plan”) pursuant to a registration statement on Form S-8 filed with the Commission on March 15, 2011 (No. 333-172822), and an aggregate of 2,400,000 shares of its Common Stock pursuant to a registration statement on Form S-8 filed with the Commission on September 8, 2011 (No. 333-176737).

Under this Registration Statement, the Company is registering an additional 2,400,000 shares of its Common Stock for purchase under the Plan. These additional shares of Common Stock will permit the Plan trustee to continue to acquire shares on the open market for the accounts of employee participants. These open market acquisitions will not be dilutive to existing holders of Common Stock. The Company is not issuing or otherwise offering to sell any new shares of Common Stock in connection with this Registration Statement.

Pursuant to General Instruction E of Form S-8, the contents of the above-referenced prior registration statement are incorporated into this Registration Statement by reference to the extent not modified or superseded hereby or by any subsequently filed document which is incorporated by reference herein or therein.

Item 8. Exhibits

See Index to Exhibits, which is incorporated herein by reference.

We hereby undertake that we have submitted or, to the extent we are required to do so, will submit the Plan and any amendment thereto to the Internal Revenue Service (the “IRS”) in a timely manner and have made or will make all changes required by the IRS in order to qualify the Plan.

II-1

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, the State of Texas, on December 23, 2013.

NCI BUILDING SYSTEMS, INC.

By:	/s/ Norman C. Chambers
Norman C. Chambers
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on December 23, 2013 by the following persons in the capacities indicated.

Name	Title

/s/ Norman C. Chambers	President, Chief Executive Officer and Director (Principal Executive Officer)
Norman C. Chambers

*Mark E. Johnson	Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer)

*Bradley S. Little	Vice President, Finance and Chief Accounting Officer (Principal Accounting Officer)

*Kathleen J. Affeldt	Director

*James G. Berges	Director

*Gary L. Forbes	Director

*John J. Holland	Director

*Lawrence J. Kremer	Director

*George Martinez	Director

*Nathan K. Sleeper	Director

*Jonathan L. Zrebiec	Director

* Norman C. Chambers, by signing his name hereto on the 23rd day of December, 2013, does hereby sign this document pursuant to powers of attorney duly executed by the Officers and Directors named above, filed with the Commission on behalf of such Officers and Directors, all in the capacities and on the date indicated.

/s/ Norman C. Chambers
Norman C. Chambers, Attorney in Fact

Pursuant to the requirements of the Securities Act of 1933, the Plan Administrator has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on December 23, 2013.

NCI 401(K) PROFIT SHARING PLAN

By:	/s/ Alice Hill
Alice Hill, Chair
Employee Benefits Administration Committee

INDEX TO EXHIBITS

Exhibit Number	Description
*4.1	NCI 401(k) Profit Sharing Plan, as amended and restated effective January 1, 2013.

*23.2	Consent of Ernst & Young LLP.

*24.1	Power of Attorney.

*	Filed herewith